Exhibit 6(c)

TRANSFER AND ASSUMPTION AGREEMENT

This Transfer and Assumption Agreement (the “Agreement”) is made as of July 1, 2022 (the “Closing Date”) by and between Seix Investment Advisors LLC (“Seix”, to be known as Virtus Fixed Income Advisers, LLC) and Virtus Alternative Investment Advisers, Inc., a Connecticut corporation (the “Adviser”), on behalf of Virtus Stone Harbor Emerging Markets Income Fund, a Massachusetts business trust (the “Fund” and collectively with the Adviser, the “Transferor”).

WITNESSETH THAT:

WHEREAS, the Adviser, Seix and Stone Harbor Investment Partners, LLC (“Stone Harbor”) are each investment advisers registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Adviser and the Fund are parties to an Investment Advisory Agreement dated as of April 11, 2022 (the “Advisory Agreement”), with respect to the Fund pursuant to which the Adviser may enter into subadvisory agreements with registered investment advisers to act as subadvisers to the Fund;

WHEREAS, pursuant to the Advisory Agreement, the Adviser has entered into a subadvisory agreement with Stone Harbor dated as of April 11, 2022, on behalf of the Fund (the “Subadvisory Agreement”), pursuant to which Stone Harbor serves as subadviser to the Fund, and which Subadvisory Agreement provides in substance for its automatic termination in the event of its assignment, in accordance with the requirements of Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Seix and Stone Harbor are both wholly owned subsidiaries of Virtus Investment Partners, Inc. (“Virtus”) and are, therefore, under common control of Virtus;

WHEREAS, Stone Harbor will be merged into Seix on the Closing Date (the “Merger”) and, coincident with the Merger, Seix will change its name to “Virtus Fixed Income Advisers, LLC” (“VFIA” or the “Transferee”) with VFIA as the surviving entity;

WHEREAS, following the Merger, VFIA will remain a wholly owned subsidiary of Virtus, and therefore under the control of Virtus;

WHEREAS, the Merger will not result in a change of actual control or management of Stone Harbor and, therefore, under Rule 2a-6 of the 1940 Act, is not an assignment that would cause a termination of the Subadvisory Agreement in accordance with its terms; and

WHEREAS, at a meeting held on May 24, 2022, the Board of Trustees of the Fund (the “Board”), including a majority of Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund or any investment adviser to the Fund, has authorized any officer of the Fund to execute and deliver such documentation as is appropriate to accomplish the transfer and assumption of the Subadvisory Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, and for the consideration set forth herein, the sufficiency of which is hereby acknowledged, agree as follows:

1.            AMENDMENT OF THE SUBADVISORY AGREEMENT. The name of the subadviser in the Subadvisory Agreement is hereby changed from “Stone Harbor Investment Partners, LLC” to “Virtus Fixed Income Advisers, LLC.”

2.            ASSUMPTION BY VFIA. Seix, intending to be legally bound, hereby agrees as of the Closing Date when it is VFIA, hereby agrees to assume all of the duties and obligations of Stone Harbor with respect to the provision of investment management services to the Fund under the Subadvisory Agreement and accepts the responsibilities and agrees to perform all such services required in connection with the management of the Fund.

3.            REPRESENTATIONS OF VFIA. Seix hereby represents and warrants as of the Closing Date when it is VFIA: (i) it is registered as an investment adviser with the SEC under the Advisers Act, and its registration is currently in full force and effect; (ii) it is capable and is legally empowered to assume the duties and obligations under the Subadvisory Agreement and to act as subadviser to the Fund; (iii) all action required of VFIA to assume the duties and obligations under the Subadvisory Agreement has been taken; (iv) this Agreement creates a valid and binding agreement enforceable against VFIA in accordance with its terms; and (v) the Subadvisory Agreement creates a valid and binding agreement enforceable against VFIA in accordance with its terms.

4.            GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware.

5.            FURTHER ASSURANCES. Transferor and Transferee each agree to execute and deliver such further instruments, agreements and assurances as may be reasonably requested by the others to evidence and provide for the transfer by Transferor and the assumption by Transferee of the rights and obligations under the Subadviser Agreement.

6.            COUNTERPARTS. This Agreement may be executed in counterparts, which may be executed and/or exchanged electronically, each of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Transfer and Assumption Agreement to be executed by their duly authorized officers or other representatives.

SEIX INVESTMENT ADVISORS LLC (TO BE KNOWN AS VIRTUS FIXED INCOME ADVISERS, LLC)

By:	/s/ David G. Hanley
Name:	David G. Hanley
Title:	Senior Vice President and Treasurer

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, INC.

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President

Approved by:

VIRTUS STONE HARBOR EMERGING MARKETS INCOME FUND

By:	/s/ Amy Hackett
Name:	Amy Hackett
Title:	Vice President and Assistant Treasurer